Exhibit 10.48
BAXTER INTERNATIONAL INC.
MANAGEMENT INCENTIVE COMPENSATION PROGRAM BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM

OBJECTIVES
The Baxter International Inc. (“Baxter” or the “Company”) Management Incentive Compensation Program (“MICP” or “Program”) facilitates eligible employees sharing in the financial performance of the company.
MICP is intended to incentivize attainment of pre-determined annual financial results and to reward employees through differentiation of performance, which includes results and how they are achieved.
MICP funds at a level which considers Baxter, Segment, or GEM results, and then modifies the funded result by a performance assessment that considers designated performance groups, team and individual contributions, as necessary.
The specific objectives of Baxter’s MICP are to:
•Provide a strong link between compensation and performance;
•Enable the Company to attract and retain talent; and
•Recognize and reward each participant’s commitment and contribution to the achievement of key business (team) objectives and individual goals.

ELIGIBILITY
Eligibility is determined by an employee’s job level within Baxter’s market-based pay structure.
MICP is the primary incentive plan for employees where:
•The employee holds a regular (i.e., non-temporary status) job within Baxter;
•A market competitive package for the position includes an incentive plan; and
•The position or individual has been determined to have an influence on the business beyond individual performance.
To be eligible for MICP, an employee must be active in an MICP eligible role on or before December 1 of the applicable performance year. In addition, to be eligible for an MICP payment, an employee must be on “active” payroll as of February 1 of the year following the performance year, except as otherwise provided herein. (Note: If February 1 falls on a Saturday or Sunday, the immediately previous Friday’s date will be used as the payout eligibility date described above. Furthermore, for the avoidance of doubt, if an employee voluntarily resigns for any reason or is involuntarily terminated for any reason other than a reduction in force and is not actively employed on February 1 of the year following the performance year (or such other date, if applicable), the employee will not be eligible to receive an MICP payment for the applicable performance year.)
The performance year is the calendar year from January 1 through December 31 during which the financial results and performance are measured for MICP purposes.

MICP PAYOUT CALCULATION
MICP uses three factors to determine the actual participant payout: 1) the incentive target, 2) funding and 3) the individual performance assessment.

TARGET
The first factor, the incentive target, represents the market-competitive opportunity that corresponds with the employee’s position.

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
The incentive target is expressed as a percent of an individual’s base salary as of December 31 of the performance year. If a participant’s job changes to one with a different incentive target, the target percentage will be pro-rated to reflect the number of days of Program participation at each target percentage.

Example: If the incentive target is 20% and the base salary is $100,000, the target amount would be $20,000.
Incentive Target %	X	Base Salary =	Target Incentive Amount
(20%)	X	($100,000) =	($20,000)
The incentive target opportunity is based on factors associated with the job, (e.g., overall market practice and positioning within Baxter’s compensation structure) as opposed to factors associated with the incumbent.
For international transfers, the incentive target will be determined in accordance with the company’s standard calculation methodology.
The incentive target for the Company’s executive officers will be set by the Compensation and Human Capital Committee of the Company’s Board of Directors (the “CHCC”).
Participants may receive more or less than their target opportunity depending on funding and their individual performance assessment, as described in the next two sections.

FUNDING
The second factor is the Program’s funding. Funding is linked to Segment, GEM or Global Baxter results and determines the amount of incentive pool available for payout. Awards are funded based on Baxter’s CEO and CFO’s assessment of business performance. It is intended to reflect the overall funding entity’s financial performance and contributions to overall Baxter. Funding considers performance for Global Baxter, Segments, and Growth and Emerging Markets (GEM), based on the following measures, with such changes as may be determined by the CHCC or Baxter’s CEO and CFO, as applicable.
Funding may be further allocated to designated performance groups within the Segments or GEM to account for their impact on overall Segment/GEM results, not to exceed 200 percent of target.
Baxter’s CEO has final approval authority regarding overall MICP funding, including adjustments for the designated performance groups within the Segments and GEM.
Segments or GEM

Measure	Weighting
Segment or GEM Sales	50%
Segment or GEM Operating Income	25%
Segment or GEM Free Cash Flow*	25%
* The Segment/GEM Free Cash Flow metric is assessed as a weighted blend of 75% segment/GEM Free Cash Flow and 25% Total Baxter Free Cash Flow.

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
Global Baxter

Measure	Weighting
Sales	50%
Net Income	25%
Baxter Free Cash Flow**	25%
** Free Cash Flow will be assessed at the total Baxter level

For EVPs and SVPs, operating income and net income metrics identified above will be replaced with Earnings Per Share (EPS) with an equivalent 25% weighting.
Overall funding may range from 0% to 200% based on the achieved performance levels under the aforementioned measures as outlined in greater detail below for each measure:
Sales

Performance Level	Percentage Achievement of Applicable Financial Target	Funding Percentage Earned
Below Threshold Performance	Less than 95% of Target	0%
Threshold Performance	95% of Target	50%
Target Performance	100% of Target	100%
Maximum Performance	105% (or greater) of Target	200%

Operating Income / Net Income

Performance Level	Percentage Achievement of Applicable Financial Target	Funding Percentage Earned
Below Threshold Performance	Less than 80% of Target	0%
Threshold Performance	80% of Target	50%
Target Performance	100% of Target	100%
Maximum Performance	120% (or greater) of Target	200%

Free Cash Flow

Performance Level	Percentage Achievement of Applicable Financial Target	Funding Percentage Earned
Below Threshold Performance	Less than 80% of Target	0%
Threshold Performance	80% of Target	50%
Target Performance	100% of Target	100%
Maximum Performance	120% (or greater) of Target	200%

The funding percentage earned for performance between the various performance levels is interpolated on a straight-line basis. Funding schedules and performance expectations will be reviewed by Baxter leadership annually to ensure appropriateness.

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
Baxter reserves the right to adjust the calculated funding, if appropriate, to ensure that the overall financial performance of the funding entity has been reflected.

INDIVIDUAL PERFORMANCE ASSESSMENT
The third factor in determining participant payout is the individual performance assessment. This factor facilitates rewarding individual performers within a team environment. The individual performance assessment ranges from 0% to 125%. Each participant’s manager will determine his/her performance assessment percentage.
The Company reserves full and sole discretion under the Program to determine an employee’s individual performance assessment range of 0% to 125%.

PAYOUT EXAMPLE
The example below illustrates how an MICP award would be determined for an individual participant.
MICP FORMULA:    Target x Funding x Individual Performance Assessment = Payout ASSUME:
1)Base salary is $100,000
2)Incentive target is 20% or $20,000 (i.e., $100,000 salary x 20% target)
3)The incentive participant funds with the Global Baxter funding entity
4)Funding is 102%
5)Performance assessment is 100%
PAYOUT:
The payout for this individual example participant would be as follows:
$20,000 (Target) x 102% (Funding) x 100% (Performance Assessment) = $20,400 (Payout)

PRORATED PAYMENTS IN CASES OF CHANGES, INCLUDING TERMINATIONS
Certain changes may result in the proration of targets and payouts, as described below:
•If a participant changes employment within Baxter during the year (e.g., across Segments, GEM or designated performance groups etc.), the funding amount for the year will be based on the funding entity or the designated performance group results (if applicable) where the employee was assigned for the majority of the year. There will be no proration between funding entities and designated performance groups (if applicable).
•If a participant changes the number of scheduled hours during the year, the target amount will be prorated to reflect the total time worked during the year.
•If a participant changes from a non-MICP eligible job to an MICP eligible job (or vice versa) or is a newly hired MICP participant, the target amount will be prorated to reflect the number of days in the calendar year of Program participation.

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
MICP FOR TERMINATED EMPLOYEES
•If a participant is terminated due to a reduction in force, retires, dies, or is permanently disabled on or after February 1 of the performance year, they will be eligible to receive MICP. In these cases, the target amount for the year will be prorated to reflect the number of days in the calendar year of employment and Program participation.

oThe intent is not to double pay MICP; therefore, if the MICP payment is already covered in the country’s severance package/benefit related to these occurrences, the employee is not eligible for an additional payment.
oFor the avoidance of doubt, in the U.S.A. and Puerto Rico, an employee who is eligible for severance under the applicable Baxter severance plan as a result of a job elimination or reduction in force must sign and, if applicable, not revoke the severance agreement required by the severance plan, which includes a general release of all claims, in order to be eligible to receive an MICP payment.
The incentive amount in cases of prorated awards will be calculated the same as for the full year MICP population, that is, based on the actual year-end Program funding and the individual performance assessment. It will be calculated using the employee’s base salary as of the date of termination.
The timing of payment for prorated awards will also be concurrent with all other MICP awards, except as otherwise required by applicable local law.
No MICP award is earned, accrued, or vested after the date on which an employee ceases to be employed by Baxter for any reason, regardless of which party ends the employment relationship or the reason why the employment relationship ended, or if the employee is no longer eligible to participate in the MICP for any reason, as determined, by Baxter.
Individuals who terminate, including voluntary termination, during the performance year or prior to February 1 in the year following the performance year (or such other date, if applicable) for any other reason than those stated above will not be eligible to receive an MICP payout for performance during the previous or current year.
If a participant’s employment is terminated for any reason, and the participant is subsequently rehired during that same year in an MICP eligible role, his or her MICP participation will be prorated to the number of days in the calendar year of your new employment plan participation.
MICP FOR MOBILE EMPLOYEES
The MICP for expatriates and international transfers will be calculated in accordance with the company’s standard calculation methodology.

TREATMENT OF DEFERRED EMPLOYEES
In connection with the completed sale of the Kidney Care Business (the “Transaction”), certain employees in countries where the transfer of employment has been deferred (“Deferred Employees”), will continue to participate in the Company’s MICP program for so long as they remain employed by the Company. These Deferred Employees remain eligible for awards under the MICP program for the applicable performance year(s), subject to the terms of the program and their continued employment

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
and or through the local closing date. The Company shall determine, in its sole discretion, the aggregate amount of any annual award entitlements payable to such Deferred Employees. The amount payable, if any, shall be determined and paid in accordance with the Company’s standard bonus payment schedule, unless otherwise required by applicable law or the terms of the Transaction.

ADMINISTRATION, EFFECTIVE DATES, PLAN CHANGES AND STIPULATIONS
Human Resources will administer MICP payments.
The appropriate tax withholding will be deducted from the MICP payout.
MICP awards will be paid out as soon as practicable following the end of the performance year for which they correspond, but in any event, payments shall occur within five (5) months of performance year-end. It is anticipated that payouts for most countries will occur in middle to late-March. MICP payments are intended to qualify under the “short-term deferral” exemption under Section 409A of the Internal Revenue Code of 1986 as amended (Section 409A). However, to the extent required to comply with Section 409A, no payment shall be made to a “key specified employee” (as defined under Section 409A) until at least six months following the specified employee’s termination of employment.

An employee who is involuntarily terminated due to a reduction in force, retires, dies, or is permanently disabled on or after February 1 of the performance year is eligible to receive MICP. For employees in the United States, an employee “retires” for the purposes of this Plan when he or she voluntarily leaves at age 65 or at age 55 with 10 or more years of service without Cause (as that term is defined in the Baxter International Inc. Amended and Restated 2021 Incentive Plan, which includes but is not limited to a continued failure to substantially perform their duties or engaging in conduct which is injurious to Baxter). For employees located outside the U.S.A., the definition of “retirees” will be based on local/country definition. Typical termination reason codes in Workday will be used to identify individuals who are involuntarily terminated, retire, die or become permanently disabled with review by local HR where these reason codes may not apply due to country/statutory requirements. Typical termination reason codes are as follows:
•Involuntary Termination: “Reduction in Force – Paid”
•Death: “Death”
•Involuntary Termination: “Partial/Total Disability”
•Voluntary Termination: “Normal/Voluntary Retirement”

This Program document supersedes and cancels any previous MICP plan documents at Baxter.
This document sets forth the overall parameters for Baxter’s MICP globally. The provisions of this document will apply unless otherwise prohibited by applicable law.
All MICP payouts are paid from the Company's general assets. No trust, account or other separate collection of amounts will be established for any MICP payment. MICP payments are unfunded obligations of the Company, so if and when an MICP payment becomes due, a participant's rights to payment are no greater than the rights of a general unsecured creditor.

BAXTER INTERNATIONAL INC. MANAGEMENT INCENTIVE COMPENSATION PROGRAM
Baxter employees are not automatically entitled to MICP payments, which are wholly discretionary in nature. MICP does not constitute a contract of employment and, in the U.S.A., does not alter the “at- will” status of employment at Baxter.

MICP awards will be subject to the Company’s Incentive Compensation Recoupment Policy or Executive Compensation Recoupment Policy, as applicable, as well as any claw back, forfeiture or other similar policy adopted by the Company’s Board of Directors or CHCC or to comply with applicable law, including, but not limited to, the applicable rules and regulations of the Securities and Exchange Commission.

Baxter reserves the right to revise, alter, amend or terminate the Program, in whole or in part, at any time, and retains the sole and complete discretion to pay or not to pay any MICP award. Baxter’s interpretation of the MICP is final and binding. Financial targets are subject to change due to restructurings, acquisitions, divestitures, separations and other business decisions. Any changes or amendments to the Program must have the approval of the EVP, Chief Human Resources Officer.